EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Third Quarter 2024 Conference Call
November 7, 2024
10 a.m. CT

Introductory Comments – Deric Eubanks
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the third quarter of 2024 and to update you on recent developments. On the call today will also be: Richard Stockton, President and Chief Executive Officer and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 6, 2024 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter ended September 30, 2024 with the third quarter ended September 30, 2023.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our third quarter earnings conference call. I will begin today’s call by providing an overview of our business, an update on our portfolio, and an update on our recently announced shareholder value creation plan. Then, Deric will provide a review of our financial results, and Chris will provide an update on our asset management activity. Afterwards, we will open the call for Q&A.
We have several key themes for today’s call:
1.First, our urban hotels delivered strong performance again this quarter with impressive Comparable RevPAR growth of 6% over the prior year quarter;

2.Second, we have no remaining final debt maturities in 2024, and are currently working on a refinancing of our sole 2025 maturity; and
3.Third, we’re pleased with the progress we have made on our recently announced Shareholder Value Creation Plan with the closing of the sale of the Hilton La Jolla Torrey Pines at an attractive value and the redemption of approximately $50 million of our non-traded preferred.
As it relates to our financial results for the quarter, we reported Comparable RevPAR of $261 and Comparable Hotel EBITDA of $24.7 million. It’s useful to note that from a seasonality perspective, the third quarter is the weakest quarter in the year for our portfolio. Importantly, we continue to be encouraged by the strong performance of our urban hotels which, as I mentioned, achieved RevPAR growth of 6% in the quarter.
Regarding our urban assets, RevPAR for the quarter was $213 and Comparable Hotel EBITDA was $16.4 million. We are seeing strength across all demand segments at our urban properties. Looking ahead, we remain very encouraged by the continued momentum for this segment of our portfolio, and we continue to believe our urban hotels will be the primary driver of growth for our portfolio in the coming quarters.
Looking at Braemar’s capital position, we continue to emphasize balance sheet flexibility. With the recent closing of the sale of the Hilton La Jolla Torrey Pines, we have now addressed all of our 2024 debt maturities, and are currently talking to lenders about our sole 2025 maturity.
Earlier this year we announced a Shareholder Value Creation Plan, which has four components. They are: i) execute select non-core asset sales, including the recent sale of the Hilton La Jolla Torrey Pines, ii) the repayment of our remaining 2024 debt maturities, iii) a $50 million preferred share redemption program, and iv) a $50 million common share buyback authorization.
During the quarter, we sold the Hilton La Jolla Torrey Pines for $165 million or $419,000 per key. Including anticipated capital expenditures of $40 million, the sale price represented a 7.2% capitalization rate on net operating income for the trailing twelve months ended March 31, 2024. We also continue to evaluate the sale of additional hotel properties.
In early August, we closed on a refinancing involving five hotels at an attractive rate through a CMBS financing. The new loan of $407 million has a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions, taking the final maturity to 2029. The loan is interest only and provides for a floating interest rate of SOFR + 3.24%. Notably, this financing resulted in us paying off our corporate term loan and credit facility and resulted in a lower cost of capital for the debt on these assets as well as improving our maturity schedule and extending our weighted average maturity.
Regarding redemptions of our non-traded preferred stock, to date we have now redeemed approximately $50 million of our non-traded preferred stock. As we continue to monitor both our leverage and our liquidity needs, as of the end of the quarter, we have not bought back any common shares.
In terms of our most recent results, we’re pleased to report that Comparable RevPAR for our portfolio increased 7.5% in October with Comparable Total Revenue growth of almost 11%, which sets us up well for fourth quarter performance. Furthermore, our group pace for the first quarter of

2025 is currently up nearly 40%. We are very encouraged with these data points and believe Braemar is in a good position to perform well in both the near and long term.
I will now turn the call over to Deric to take you through our financials in more detail.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported a net loss attributable to common stockholders of $(1.4) million or $(0.02) per diluted share and AFFO per diluted share of negative $(0.24).
Adjusted EBITDAre for the quarter was $18.5 million.
At quarter end, we had total assets of $2.2 billion. We had $1.2 billion of loans, of which $27.7 million related to our joint venture partner’s share of the loan on the Capital Hilton. Our total combined loans had a blended average interest rate of 7.6% taking into account in-the-money interest rate caps. Based on the current level of SOFR and our corresponding interest rate caps, approximately 23% of our debt is effectively fixed and approximately 77% is effectively floating. As of the end of the third quarter, we had approximately 41.0% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $168.7 million and restricted cash of $48.5 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $19.9 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.
With regard to dividends, we again announced a quarterly common stock dividend of $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 6.8% based on yesterday’s stock price. Our Board of Directors will continue to review the Company’s dividend policy on a quarter-to-quarter basis.
As Richard mentioned, during the quarter, we closed on a refinancing involving five hotels. The new loan of $407 million has a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions, taking the final maturity to 2029. The loan is interest only and provides for a floating interest rate of SOFR + 3.24%. As part of this financing, we acquired a tranche of CMBS with a par value of $42.2 million and a rate of SOFR + 5.20%, which lowered our net spread on the $364.8 million remaining loan amount to SOFR + 3.01%. The loan is secured by five hotels: Pier House Resort & Spa, Bardessono Hotel & Spa, Hotel Yountville, The Ritz-Carlton Sarasota, and The Ritz-Carlton St. Thomas. The new loan refinanced the $80.0 million loan secured by the Pier House Resort & Spa which had an interest rate of SOFR + 3.60% and had a final maturity date in September 2026, the $42.5 million loan secured by The Ritz-Carlton St. Thomas which had an interest rate of SOFR + 4.35% and had a final maturity date in August 2026, and the $200.0 million Corporate Term Loan and Credit Facility secured by The Ritz-Carlton Sarasota, Hotel Yountville, and Bardessono Hotel & Spa which had an interest rate of SOFR + 3.10% and had a final maturity date in July 2027.
Looking ahead, our only 2025 maturity is the loan that includes the Sofitel Chicago, The Clancy, The Notary and the Marriott Seattle which matures in June. We are in discussions with lenders about the refinancing of this loan and currently expect to have that completed early next year.

As of September 30, 2024, our portfolio consisted of 15 hotels with 3,667 net rooms.
Our share count currently stands at 73.9 million fully diluted shares outstanding, which is comprised of 66.5 million shares of common stock and 7.4 million OP units.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
Comparable Hotel RevPAR for our portfolio was $261 for the third quarter, a 1.6% decrease over the prior year quarter. The year-over-year decline in RevPAR was primarily driven by two key factors. First is the extensive renovation work ongoing at The Ritz-Carlton Lake Tahoe. The renovation, which we are in the final stages of completing, will transform nearly every area of the hotel and be completed this quarter, which will position the hotel well for the upcoming festive season. The second is the continued normalization of our resort hotels. Despite third quarter Resort RevPAR being up 16.2% to the comparable period in 2019, we are still seeing a slight decline in leisure demand year-over-year. Portfolio wide group revenue has increased 14% this year through the third quarter compared to the prior year period. Our urban assets continue to perform well, with demand steadily returning to our downtown locations. In the third quarter, our urban portfolio achieved growth in Total Hotel Revenue of 8% and growth in occupancy of 4% compared to the prior year period. Our Asset Management team continues to work with our property managers to drive ancillary revenue, which increased 8.3% on a per occupied room basis compared to the prior year quarter. Additionally, our hotels have implemented various initiatives aimed at boosting productivity and efficiency across our portfolio. As a result, overall productivity, measured as labor hours per occupied room, improved by 40 basis points compared to the prior year quarter. I would now like to spend some time highlighting some of our successes in the quarter.
As previously mentioned, group pace continues to accelerate across the portfolio. Group rooms revenue for the third quarter finished ahead of the prior year quarter by 14%. With the first quarter pacing ahead by 40%, we are well-positioned for the full year of 2025 with group rooms revenue pacing ahead by 13% compared to the prior year. This success is partially attributable to an emphasis on lead generation, which resulted in a 14% increase in leads compared to the prior year quarter, despite softening trends industry-wide. Our revenue optimization team works diligently with the hotel sales team to optimize group targets and monitor actionable takeaways from lead generation platforms. Notably, two of our most recently renovated hotels have seen robust sales performance. Our largest hotel, Capital Hilton, finished the third quarter with group rooms revenue 31% above the prior year quarter. Additionally, The Ritz-Carlton Lake Tahoe, which is currently completing a full transformative renovation, has restructured their sales team. The hotel’s new sales leader conducted a detailed analysis of the Sales and Marketing expenses, identifying opportunities to intensify marketing efforts on group and event booking platforms. This initiative led to a 67% increase in lead volume during the third quarter compared to the prior year quarter.
As we cited earlier, our urban hotels continue to experience strength, as Hotel RevPAR for the third quarter grew by 600 basis points compared to the prior year period for these hotels. Our Marriott Seattle Waterfront had a successful quarter with a 13% increase in Total Revenue and an 8% increase in Hotel EBITDA compared to the prior year quarter. The hotel implemented a comprehensive strategy to increase its group base, capture market share, and drive Food and Beverage revenue. As a result, during the quarter, the hotel successfully hosted two additional large groups in July, while simultaneously pushing rates and allocating premium rooms to leisure customers during the market’s peak season. In addition to the hotel's marketing efforts, the team has collaborated closely with local tourism authorities, including Visit Seattle, to launch “Destination Waterfront,” a business development strategy aimed at enhancing the visibility of our waterfront location in Seattle. This strategy involved developing visual aids and presentations that showcased the transformations occurring in the market and at the hotel. These materials were presented to local government officials and internal sales teams, enabling us to successfully secure a significant international conference hosted by a U.S. government agency in September, which generated $376,000 in Total Revenue for the property.
Similar to the rest of the industry, this portfolio typically sees a negative impact during the third quarter of an election year, as Government business stalls. However, The Notary in Philadelphia has seen a benefit from this being an election year, based on its location in a key battleground state. The hotel successfully capitalized on favorable group and transient demand. At the same time, The Notary has achieved significant operational efficiencies by optimizing staffing levels, managing PTO, and eliminating task force labor. The increased demand, combined with efforts to control costs, drove strong third quarter results at this hotel, with comparable Total Revenue increasing by 17% and Hotel EBITDA increasing by 38% over the prior year quarter.
In late September and early October, some of our hotels were impacted by Hurricane Helene in the southeastern United States and Hurricane Milton, which hit right at the beginning of the fourth quarter. Our risk management team proactively handles hurricane procedures by identifying and notifying potentially impacted hotels, allowing them ample time to prepare. We then preemptively align with the hotels on preparation procedures such as identifying low spots, adding sandbags, removing debris, and strapping down equipment. All of our hotels have access to generators in case of a power outage. These procedures have helped us to forge strong relationships with disaster-relief companies, who provide quick aid to our hotels with cleanup. While we did sustain damage to The Beach Club at our Ritz-Carlton Sarasota, due to the storm surge that pushed sand up to our pool deck level and some roof damage caused by high winds, we experienced minimal operational impact to the hotel during the third quarter.
Moving on to capital expenditures, during the third quarter of 2024 we completed several transformative renovations at The Ritz-Carlton Lake Tahoe. These upgrades included the relocation and expansion of the living room bar, which now serves as the centerpiece of the space. We also completed significant upgrades to the fitness center, meeting spaces, and outdoor pool area, including the addition of three luxury cabanas, which are expected to enhance the guest experience and generate strong ROI through increased poolside revenue. Additionally, we completed the restaurant refresh at the iconic ‘Jack Dusty’ in The Ritz-Carlton Sarasota. Progress continues at the Four Seasons Resort Scottsdale, where we are converting underutilized back-of-house space into an Epicurean retail market, offering guests continuous access to curated food and beverage selections to drive incremental revenue for the property. In the third quarter, we also initiated comprehensive updates to the beachfront restaurant at The Ritz-Carlton St. Thomas with expected completion by year-end. Looking ahead to the fourth quarter, we plan to begin renovations at our fine dining restaurants at The Ritz-Carlton Lake Tahoe and Ritz-Carlton Reserve Dorado Beach. Additionally, we will start construction on five luxury beachside cabanas at The Ritz-Carlton St. Thomas, which are expected to enhance the guest experience and generate strong incremental revenue. For 2024, we expect capital expenditures to range between $70 million and $90 million as we continue to invest in key renovations and strategic upgrades across our portfolio.
Richard Stockton
Thank you, Chris.
In summary, I’d like to reiterate that we continue to be pleased with the performance of our hotels, in particular the continued strong performance of our urban properties. We also remain well positioned with a solid balance sheet and promising outlook. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call for Q&A. Thank you.
<Q&A>
Richard Stockton
Thank you for joining us on our third quarter earnings call and we look forward to speaking with you again next quarter.